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                                                                 Exhibit (a)(10)

Memorandum

To: All Employees Who Hold Stock Options

From: Mitchell Quain, Chairman, and Richard Forman, CEO and President

Date: January 2, 2003

RE: Stock Option Exchange Program


On December 16, 2002, Register.com commenced an offer to exchange certain existing stock options for new options and distributed to you by email copies of the principal documents to effect our Option Exchange Program -- the Offer to Exchange and the Letter of Transmittal. These documents were also filed with the Securities and Exchange Commission.

In its normal course review of our filing, the Securities and Exchange Commission asked us to modify in several places our disclosure in the Offer to Exchange and the Letter of Transmittal. The Offer to Exchange and Letter of Transmittal that we are providing to you with this memorandum have been modified to reflect the comments we received from the Securities and Exchange Commission. Please review carefully the information contained in the attached Offer to Exchange and Letter of Transmittal, which supercede the documents previously distributed to you.

We do not believe that the modifications we have made change, in any material way, the substantive terms of the Option Exchange Program. Please remember, the Offer will still expire at 5:59 p.m. Eastern time on January 15, 2003.

Please use the attached Letter of Transmittal for your election with respect to the Option Exchange Program and deliver it to the Company in accordance with the procedures specified in Section 4 of the Offer to Exchange. For any option holders who have already elected to participate in the Option Exchange Program and have previously delivered an executed Letter of Transmittal, please execute and deliver the attached Letter of Transmittal as well.

We have scheduled the following dates and times where Jack Levy, our VP and General Counsel will be available to answer any questions you may have regarding the Option Exchange Program.

All sessions will take place in Conference Room A on the 11th floor of 575 Eighth Avenue.

Jan. 3, Friday, from 11 am-12 pm
Jan. 6, Monday, from 2-3 pm
Jan. 7, Tuesday, from 10-11 am

If you would like to dial-in for one of these sessions, please send an email to optionquestions@register.com.

For additional information or assistance, you should contact:

Thomas Roth, VP Human Resources;
Shannon Barnett, HR Generalist, Human Resources
Jack Levy, VP and General Counsel; or
Roni Jacobson, Deputy General Counsel
Register.com, Inc.
575 Eighth Avenue, 8th Floor
New York, New York 10018
(telephone: (212) 798-9100)
(facsimile: (212) 798-9114)
(e-mail optionquestions@register.com)